Exhibit 23

Consent of Independent Auditors

To the Board of Directors

General Electric Capital Corporation:

We consent to incorporation by reference in the Registration Statements (Nos. 33-43420, 333-22265, and 333-100527) on Form S-3 of General Electric Capital Corporation, and in the Registration Statement (No. 33-39596) on Form S-3 jointly filed by General Electric Capital Corporation and General Electric Company, of our report dated February 6, 2004, except for notes 5, 6, 9, and 18 as to which the date is March 29, 2004, relating to the statement of financial position of General Electric Capital Corporation and consolidated affiliates as of December 31, 2003 and 2002, and the related statements of earnings, changes in shareowner's equity and cash flows for each of the years in the three-year period ended December 31, 2003, and the related schedule, which report appears in the Form 8-K of General Electric Capital Corporation dated March 30, 2004. Our report refers to a change in the method of accounting in 2003 for variable interest entities, a change in the method of accounting in 2002 for goodwill and other intangible assets, and changes in the methods of accounting in 2001 for derivative instruments and hedging activities and impairment of certain beneficial interests in securitized assets.

/s/ KPMG LLP

Stamford, Connecticut

March 29, 2004